Exhibit 99.1

Bank of the Ozarks, Inc. Completes Acquisition of

The First National Bank of Shelby in Shelby, North Carolina

LITTLE ROCK, Arkansas—Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today the completion of its acquisition of The First National Bank of Shelby (“First National Bank”) pursuant to a previously announced definitive agreement and plan of merger whereby First National Bank merged into Bank of the Ozarks, a wholly-owned subsidiary of Bank of the Ozarks, Inc. (“Company”) effective July 31, 2013 in a transaction valued at approximately $68.5 million.

Bank of the Ozarks, Inc. issued 1,257,405 shares of its common stock valued at approximately $60.1 million as of July 31, 2013, plus approximately $8.4 million in cash for all outstanding shares of First National Bank common stock and approximately $3.8 million in cash representing the value of real property which is being simultaneously purchased from parties related to First National Bank and on which certain First National Bank offices are located. The transaction is accretive to the Company’s book value per common share and tangible book value per common share and is expected to be accretive to the Company’s diluted earnings per common share for the first twelve months after the closing date and thereafter.

The acquisition adds 14 North Carolina banking offices in a four county area west of Charlotte, North Carolina that will begin operating immediately as Bank of the Ozarks. Bank of the Ozarks has been operating in nearby Charlotte for over a decade and also plans to add a new banking office in Cornelius, North Carolina in 2014.

Helen Jeffords, a 30 year veteran of The First National Bank of Shelby was named Carolina Foothills Market President for Bank of the Ozarks and will oversee banking operations for the 14 banking offices in Cleveland, Gaston, Lincoln and Rutherford Counties. “This is a historic day as we embrace both our rich heritage and our exciting future. Our new signs, combining elements from the logos of both banks, honor our rich history and reflect our future with one of the strongest and most respected community banks in the country. Our staff is pleased to be joining the Bank of the Ozarks family and our customers will be well served,” stated Jeffords.

Bank of the Ozarks, Inc. is a bank holding company with $4.04 billion in total assets as of June 30, 2013 and its shares are traded on the NASDAQ Global Select Market under the symbol “OZRK.” Bank of the Ozarks is a state-chartered wholly-owned subsidiary of the Company that conducts banking operations through 132 offices in Arkansas, Georgia, North Carolina, Texas, Florida, Alabama, South Carolina and New York. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

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